LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLES

EXHIBIT 18

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLES

Herman Miller, Inc.            855 East Main Avenue           Zeeland, MI 49464-0302

Re: Form 10-K Report for the year ended June 2, 2001

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant’s independent accountants whenever there has been a change in accounting principle or practice.

      As described in the Employee Benefit Plans note to the consolidated financial statements of Herman Miller, Inc. (the “Company”) included in this Form 10-K, as of June 4, 2000, the Company changed its method of determining the market related value of plan assets for purposes of accounting for pensions from the fair value method to a calculated value method which recognizes the changes in the fair value of plan assets on a systematic basis over a five-year period. According to the management of the Company, this change was made to better match the change in fair value of plan assets and liabilities under the Company’s cash balance retirement plan and is also consistent with the method being used by many other manufacturing companies.

      A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

      We are of the opinion that the Company’s change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with management, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of the Company’s management.

Very truly yours,

/s/ Arthur Andersen LLP

Grand Rapids, Michigan